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                                                                   EXHIBIT 10.43
                                                                     (1997 10-K)

                              CONSULTING AGREEMENT

         This Consulting Agreement is made as of this 8th day of June, 1995 by and between William U. Parfet, a Michigan resident ("Parfet") and Richard-Allan Scientific Company, a Wisconsin corporation ("R.A. Company"), which is a wholly owned subsidiary of Erie Scientific Company, a Delaware corporation ("Erie").

         WHEREAS, R.A. Company has acquired certain assets of the laboratory products division of Richard-Allan Medical Industries, Inc. ("R.A.M."); and

         WHEREAS, Parfet has substantial knowledge, experience, and expertise with respect to the laboratory division of R.A.M. and its business; and

         WHEREAS, Parfet has established valuable relationships with, and has access to, key individuals and entities in the medical and laboratory products industry; and

         WHEREAS, R.A. Company desires to use Parfet's knowledge, experience, expertise, and business connections in the furtherance of its business and desires to obtain a long-term commitment from Parfet to consult with R.A. Company; and

         WHEREAS, Parfet desires a long-term financial commitment from R.A. Company in exchange for making the long-term consulting commitment requested by R.A. Company.

         NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1. Term. The term of this Agreement ("Term") shall be for a period of five (5) years, commencing on June 8, 1995, and ending on June 7, 2000.

         2.      Consulting.

                 (a) During the Term, Parfet shall provide the following consulting services to R.A. Company: (i) advisory assistance with the transition of the transfer of the laboratory products business of R.A.M. to R.A. Company, particularly in the areas of accounting and data processing; (ii) assisting R.A. Company in the expansion of its overseas business, in particular by identifying potential customers, providing introductions to such customers, and otherwise using his contacts in the industry
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to help R.A. Company gain access to the decision makers at potential customers;
and (iii) assisting R.A. Company in identifying business opportunities and in making connections and establishing relationships with large volume purchasers and potential end-users of R.A. Company products. (For example, Parfet will assist R.A. Company in promoting its products to such end-users as Barnes Christian Hospital, HCA/Columbia, and SmithKline with the objective of having such end-users order R.A. Company products through the end-users' primary contract suppliers (e.g., Baxter)).

                 (b) Parfet's services shall generally be rendered by telephone or in-person at such times as are reasonably convenient to Parfet and R.A. Company. In-person services shall be rendered by Parfet at R.A. Company's Kalamazoo facilities, or other location(s) (e.g., a customer's offices), upon R.A. Company's reasonable request. Reasonable out-of-pocket travel (including commercial first class air travel or reimbursement for the equivalent) and incidental expenses incurred by Parfet in connection with said services shall be reimbursed by R.A. Company upon submission of properly documented expense reimbursement reports.

                 (c) During the first six (6) months of the Term, Parfet shall spend at least two (2) eight-hour days per month in performing his duties hereunder. Thereafter, Parfet shall spend at least one (1) day per month in performing his duties hereunder. The parties shall give reasonable carryback and/or carryforward credit as appropriate in order to accommodate the parties' needs and schedules.

         4.      Compensation.    As compensation for Parfet's services and
commitment described above, R.A. Company shall pay to Parfet the sum of $8,333 per month on the 15th day of each month for so long as this Agreement is in effect.

         5. Termination. This Agreement may be terminated by R.A. Company prior to the scheduled expiration of the Term (i) in the event of Parfet's death or other inability to perform his obligations hereunder; or (ii) if Parfet fails to perform his duties and obligations hereunder, and after written notice of such is given by R.A. Company to Parfet and a reasonable opportunity to cure has transpired.

         6. Confidentiality. Parfet acknowledges that: (i) R.A. Company's business connections, customers, customer lists, marketing, production, manufacturing, sales techniques, procedures, operations, and other aspects of its business have been established and maintained at great expense, have been protected as confidential information and trade secrets, and are of great value to R.A. Company; and (ii) R.A. Company would suffer great loss and injury if Parfet were to disclose this
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information or use it in any way to the detriment of R.A. Company.  Therefore, so long as the information continues to be confidential, secret or proprietary, Parfet will hold in confidence and not intentionally directly or indirectly use or disclose, or cause or allow to be used or disclosed, such information to Buyer's detriment, except to the extent required by any court or administrative agency.

         7.      General Provisions.

                 (a) Parfet's rights and obligations under this Agreement shall not be transferable by Parfet by assignment or otherwise.

                 (b) This Agreement may not be amended or modified except by written instrument executed by R.A. Company and Parfet.

                 (c) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Michigan.

                 (d) Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received, and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to R.A. Company, to its principal executive offices, or if to Parfet, to Parfet's residence.

                 (e) No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                 (f) The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                 (g) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, pertaining to the subject matter hereof.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        Richard-Allan Scientific Company




                                        By: /s/ Frank H. Jellinek, Jr.
                                            ----------------------------




                                            /s/ William U. Parfet
                                            ----------------------------
                                            William U. Parfet